Exhibit 10.1

April 12, 2007

Pro-Fac Cooperative, Inc.
Mr. Stephen R. Wright
141 Savona Way
North Venice, Florida 34275

      RE:      Services Agreement

Dear Steve:

      As we have discussed from time to time, Farm Fresh First, LLC (“Farm Fresh”) has been formed as an entity which will provide agricultural services, primarily in the State of New York, but also in other states including the State of Michigan. Farm Fresh has been created to fill the void in providing such services which has resulted from Birds Eye Foods, Inc. selling its New York processing facilities and downsizing its agricultural services staff in New York and elsewhere.

      The purpose of this letter is to set out the terms and conditions of the relationship between Farm Fresh and Pro-Fac Cooperative, Inc. (“Pro-Fac”) for the year 2007. The terms and conditions are as follows:

     1.      Farm Fresh agrees to hire and employ Charlie Livingston and Allan Lound on such terms and conditions as Farm Fresh may establish from time to time in order that these employees may provide field services, and in particular field services to customers of Pro-Fac. Such employment commenced on or about March 11, 2007 for Charlie Livingston and on or about February 1, 2007 for Allan Lound.

     2.      Farm Fresh agrees to provide, as Pro-Fac’s agent, the agricultural services required under the supply agreements which Pro-Fac has in place with its customers, as set forth in Exhibit A to this letter.

     3.      Farm Fresh agrees to represent Pro-Fac on the Cherrco, Inc. Board of Directors.

     4.      Farm Fresh agrees to continue to allow me personally to represent the interests of New York State cherry handlers, including specifically Pro-Fac, on the Federal Cherry Marketing Board for so long as I am the representative appointed by the Security of Agriculture.

     5.      Farm Fresh agrees to obtain any applicable New York dealer license and related bond as necessary to eliminate, to the extent possible, the need for Pro-Fac to be independently licensed or bonded for purposes of its business dealings involving the purchase of agricultural products in New York State.

     6.      Farm Fresh agrees that all services performed under this agreement shall be performed as an independent contractor and not as an employee of Pro-Fac. Farm Fresh will have sole liability for all payroll taxes and contributions payable under the Federal Insurance Contribution Act, the Federal Unemployment Tax Act, and any applicable state unemployment insurance or compensation laws, including any amendments thereto, with respect to the employment of persons by Farm Fresh in connection with the services to be performed under this agreement. Farm Fresh will indemnify Pro-Fac against the payment of such payroll taxes and contributions and against any loss or expense that may result from the failure of Farm Fresh to comply with such laws. Farm Fresh further agrees that all services performed under this agreement shall be performed in a manner as to guarantee the safety of persons and property. Farm Fresh shall hold Pro-Fac harmless for all loss sustained or liability incurred resulting from injury to or death of persons or damage to property caused by Farm Fresh in providing services under this agreement.

     7.      Farm Fresh agrees to maintain in full force during the term of this agreement the insurance coverage as set forth in Exhibit B attached to this letter.

     8.      Farm Fresh agrees to provide grower accounting and customer billing services for the supply agreements of Pro-Fac listed in Exhibit A and for Pro-Fac’s supply agreement with Allens, Inc. Such services shall be reported in a form reasonably acceptable to Pro-Fac and such reports shall contain information consistent with the information historically provided to Pro-Fac by Birds Eye Foods, Inc.

     9.      Farm Fresh agrees that it will utilize the services of Patrick O’Malley, an employee of Pro-Fac, on a part-time basis for general administrative functions to be performed by Farm Fresh related to the servicing of contracts by Farm Fresh, to crop insurance matters, and to such other matters as Farm Fresh determines at a cost of $3,000 per month. Pro-Fac shall invoice Farm Fresh for such services on a monthly basis in arrears, beginning with services for the month of February, 2007.

     10.      Pro-Fac agrees that Farm Fresh shall act as Pro-Fac’s exclusive agent for the sale of any agricultural products grown in New York State by members of Pro-Fac; provided such agricultural product is not subject to an existing supply agreement of Pro-Fac. Farm Fresh agrees not to attempt to sell or to sell agricultural products to any customer of Pro-Fac, as listed in Exhibit A, if such agricultural products are of a type currently supplied to Pro-Fac by its members; provided, however, that this provision shall not be applicable if Pro-Fac shall consent to such sale or attempted sale in writing.

     11.      In consideration for the services to be provided by Farm Fresh under this agreement, Pro-Fac agrees to pay a fee for field services in an amount equal to the sum of (a) eighty percent (80%) of the cost to Farm Fresh of employing Charlie Livingston and Allan Lound, including all wages, payroll taxes and contributions, benefits, vehicle costs, and business expenses, as are actually incurred by Farm Fresh plus (b) $6,250 per month, which amount shall be invoiced by Farm Fresh on a monthly basis in arrears, beginning with the month of February 2007.

     12.      In further consideration for the services to be provided by Farm Fresh under this agreement, Pro-Fac agrees to pay as a fee for grower accounting and customer billing services, as provided pursuant to paragraph 8 of this Agreement, in an amount equal to $1.00 per ton of agricultural product delivered by growers pursuant to the supply agreements of Pro-Fac listed in Exhibit A, which amount shall be invoiced on a monthly basis in arrears. For clarity, the consideration under this paragraph 12 shall not apply to agricultural product delivered pursuant to the supply agreement which Pro-Fac has with Allens, Inc.

     13.      The term of this agreement shall continue through December 31, 2009. Pro-Fac may terminate this agreement effective on December 31, 2008, or effective as of any other date agreed to by Farm Fresh, upon written notice to Farm Fresh in connection with a Change of Control of Pro-Fac. For purposes of this agreement, a “Change of Control” shall mean upon the latter of the sale or other disposition of Pro-Fac’s equity investment in Birds Eye Holdings LLC and a decision by the board of directors of Pro-Fac to liquidate and dissolve Pro-Fac.

     14.      This agreement and any rights of obligations under this agreement shall not be assignable or transferable without the prior written consent of the other party and any purported assignment without such consent shall be void and without effect.

     15.      Neither party shall be liable to the other or to any third party (including specifically employees of the other party) for any special, punitive, consequential, incidental, or exemplary damages (including the lost or anticipated revenues or profits relating to the same) arising from any claim relating to this agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability), or otherwise.

     16.      All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this agreement shall be in writing and shall deemed to have been given when delivered personally to the recipient, or when sent by facsimile followed by delivery by reputable overnight courier services, or one day after being sent to the recipient by reputable overnight courier service with all charges prepaid. Any such notice, deemed, or other communication shall be deemed received at the time when delivered personally, or on the date of receipt by facsimile, or on the date of receipt by reputable overnight courier service. Such notices, demands, and other communications shall be sent to the address indicated below or to such other address as the recipient party specifies by prior written notice to the sending party.

(a)	Pro-Fac Cooperative, Inc. 590 WillowBrook Office Park Fairport, New York 14450 Attn: Stephen R. Wright, CEO Facsimile: (585) 218-4241

(b)	Farm Fresh First, LLC P.O. Box 212 Oakfield, New York 14125 Attn: Thomas A. Facer, President Facsimile: (585) 383-1801

     17.      This agreement may be amended, or any provision of this agreement may be waived, upon a written approval executed by the parties. No course of dealing between the parties shall be deemed effective to modify, amend, or discharge any part of this agreement or waive any rights or obligations of a party under this agreement.

     18.      Except as specifically provided herein, neither of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other parties, or in any way bind or commit the other party to any obligations. This Agreement shall not be construed as creating a partnership, agency, joint venture, trust, or other association of any kind, except to the extent that the provisions of this agreement expressly create an agency relationship.

     19.      This agreement is for the sole benefit of the parties and nothing in this agreement, whether expressed or implied, shall give or be construed to give any person other than the parties any legal or equitable rights under this agreement.

     20.      This agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior agreement or understandings, whether written or oral, relating to such subject matter. This agreement may be executed in counterparts (including by means of facsimile signature pages) any of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

     21.      All issues and questions concerning the construction, validity, enforcement, and interpretation of this agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions, whether of the State of New York or any other jurisdiction, that would cause application of laws of any jurisdiction other than the State of New York.

     22.      Each of the parties waives any right it may have to trial by jury in respect to any litigation based on, arising out of, under or in connection with this agreement or any course of conduct, course of dealing, or verbal or written statement or action of a party related to this agreement.

     23.      If the terms and provisions set out in this letter are acceptable to Pro-Fac Cooperative, Inc., please so indicate by dating and countersigning two copies of this letter in the space provided below, and returning one countersigned copy to Farm Fresh First, LLC.

Sincerely yours, FARM FRESH FIRST, LLC

By: /s/ Thomas A. Facer Name: Thomas A. Facer Title: President

The terms and provisions of this letter are hereby accepted by and agreed to by Pro-Fac Cooperative, Inc.

PRO-FAC COOPERATIVE, INC.
By: /s/ Stephen R. Wright Name: Stephen R. Wright
Title: CEO
Date: April 13, 2007